Exhibit 99.1

The premier capital provider to the hospitality industry ™	NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	Chief Operating Officer and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD COMPLETES ACQUISITION OF WESTIN O’HARE
Acquisition Highlights:
à TTM NOI cap rate of 6.7% and EBITDA yield of 8.0% based upon $125 million purchase price
à Continues Ashford’s expansion into major markets with entry into Chicago
à Ashford’s direct hotel portfolio increases to 74 assets totaling 13,488 rooms
DALLAS — (November 13, 2006) — Ashford Hospitality Trust, Inc. (NYSE: AHT) announced it has completed the previously-announced acquisition of the 525-room Westin O’Hare in Rosemont, Illinois for $125 million in cash ($238,095 per key). The seller was JER Partners of McLean, VA. In concert with its ongoing capital recycling efforts, the Company took title to the hotel as part of a 1031 like-kind exchange.
On a trailing 12-month basis, the purchase price represents a cap rate of 6.7% on net operating income and a 12.5x EBITDA multiple, or a 8.0% EBITDA yield. Trailing 12-month revenues for the hotel are $41.1 million. Ashford funded the acquisition with proceeds from the 1031 exchanges and its July 2006 follow-on offering. Ashford expects to close in November a $101 million loan on the property with a 10-year term at a fixed interest rate of 5.81%.
The Westin O’Hare contains 525 rooms, 43,000 square feet of meeting space and three food and beverage facilities. Ashford intends to invest an additional $6.1 million over the next 24 months to further enhance the guestrooms and bathrooms with new improvements such as soft goods and flat panel TV’s. Located on 11.5 acres, the hotel has space for a potential expansion. The Westin O’Hare is the only four-star, four-diamond hotel in the O’Hare submarket and boasts the highest meeting space per guestroom ratio in the market. The Westin O’Hare is managed by Starwood Hotel & Resorts Worldwide under a long-term management agreement.
Monty Bennett, President and CEO of Ashford Hospitality Trust, said, “This transaction is a great example of our ability to source off-market transactions. Having originally conducted due diligence on the property for a mezzanine loan we were to originate, the owner opted to pursue a sale of the hotel instead. We were able to move quickly and be the only buyer in position to purchase the hotel. The strong competitive position of this hotel in a growing market and with an exceptional brand makes it a great addition to our portfolio. Its value should be further enhanced with the renovation we have planned as well as with the additional undeveloped land that can be used for a potential expansion or sold as pad sites.”
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AHT Completes Acquisition of Westin O’Hare

November 13, 2006
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the expectation that the renovation will be completed in the next 24 months, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of 4% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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